Exhibit 23.1

Tama, Budaj & Raab PC Certified Public Accountants

Phone (248) 626-3800

32783 Middlebelt Rd

Farmington Hills, MI 48334

www.tbrcpa.com

December 14, 2016

To the Board of Directors

Parks! America, Inc.

Pine Mountain, Georgia

Consent Of Independent Registered Public Accounting Firm

Tama, Budaj & Raab, P.C. hereby consents to the use in the Form 10-K for the year ended October 2, 2016, pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Parks! America, Inc. of our report (the “Report”) dated December 14, 2016, relating to the consolidated financial statements of Parks! America, Inc. and Subsidiaries as of and for the years ended October 2, 2016 and September 27, 2015.

Sincerely,

/s/ Tama, Budaj & Raab, PC

Tama, Budaj & Raab, PC

Farmington Hills, Michigan